Exhibit 5.2

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

July 26, 2016

Belden Inc.

1 North Brentwood Boulevard

St. Louis, Missouri 63105

Re:	Takedown from Belden Inc. Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as special counsel for Belden Inc., a Delaware corporation (the “Company”), in connection with (i) a Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Company on May 31, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the Company’s Prospectus, dated May 31, 2016, forming part of the Registration Statement (the “Base Prospectus”) and (iii) the Company’s Prospectus Supplement, dated July 20, 2016, related to the sale and issuance by the Company of an aggregate of 5,175,000 depositary shares (the “Depositary Shares”), each representing a 1/100th interest in a share of 6.75% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, with an initial liquidation preference of $10,000 per share (the “Preferred Stock”), pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The sale of Depositary Shares will be made in accordance with the Underwriting Agreement, dated July 20, 2016 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and Guggenheim Securities, LLC, as representatives of the underwriters named in the Underwriting Agreement (the “Underwriters”) and the Deposit Agreement, dated July 26, 2016, entered into between the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the Depositary Shares (the “Deposit Agreement”).

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified to us, of (i) the certificate of incorporation and bylaws of the Company, each as amended and/or restated to date (the “Charter Documents”); (ii) the Registration Statement and all exhibits thereto, (iii) the Base Prospectus, (iv) the Prospectus Supplement, (v) the Underwriting Agreement, (vi) the resolutions adopted by the Board of Directors of the Company (the “Board”) on May 26, 2016 and the resolutions adopted by the Finance Committee of the Board on July 20, 2016, (vii) the Deposit Agreement, (viii) the Certificate of Designations dated July 26, 2016 establishing the preferences, limitations and relative rights of the Preferred Stock (the “Certificate of Designations”) and (ix) certain corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, and statutes of the State of New York and the United States as we considered appropriate for purposes of the opinions hereafter expressed.

ATLANTA        BEIJING        CHARLOTTE         CHICAGO        HONG KONG        NEW YORK        ORANGE COUNTY          PORTLAND         RALEIGH

RICHMOND        SAN DIEGO        SAN FRANCISCO         SHANGHAI        TYSONS CORNER        VIRGINIA BEACH        WASHINGTON, DC

Belden Inc.

July 26, 2016

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed is true and correct, (ii) all signatures on all documents examined are genuine and provided by natural persons with legal capacity and authority to execute such documents, (iii) all documents submitted as originals are authentic and all documents submitted as copies conform to the originals of those documents and (iv) the Deposit Agreement and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto (other than the Company).

We are, in this opinion, opining only on the laws of the state of New York and the federal law of the United States. We are not opining on “blue sky” or other state securities laws. We have relied on the opinion of Brian E. Anderson, General Counsel of the Company, in giving this opinion. Brian E. Anderson may rely upon this opinion in rendering his opinion as to the validity and binding effect of the Deposit Agreement.

The opinions herein below are subject to, and qualified and limited by the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing and reasonableness and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Deposit Agreement and the issue and sale of the Depositary Shares have been duly authorized by all necessary corporate action of the Company and, when delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, such Depositary Shares will be the legally valid and binding obligations of the Company, and will be enforceable against the Company in accordance with their terms.

This opinion is to be used only in connection with the offer and sale of the Depositary Shares while the Registration Statement is in effect.

Please note that we are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and, following the effective date of the Registration Statement, we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Belden Inc.

July 26, 2016

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Form 8-K filed on July 26, 2016 and the incorporation by reference of this opinion into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Troutman Sanders LLP